June 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0001

Re:	Microsoft Corporation - Power of Attorney

To whom it may concern:

This will confirm that I have granted each of the individuals listed below the authority to, on my behalf, execute and file the Initial Statement of Beneficial Ownership of Securities (Form 3), the Statement of Changes in Beneficial Ownership of Securities (Form 4) and the Annual Statement of Changes in Beneficial Ownership (Form 5), as my Attorney In Fact.

Such power of attorney shall remain in full force and effect until either
(i) I am no longer subject to the reporting requirements under
Section 16 of the Securities Act of 1933, as amended or (ii) I have provided you with written notice withdrawing this authority.

The individuals who are authorized to act as my Attorney-In-Fact under this Power of Attorney are as follows:

John A. Seethoff
Keith R. Dolliver
Shauna L. Vernal
Kevin J. Fay
David Menz
Bradford L. Smith

This Power of Attorney is effective immediately upon filing with the Securities Exchange Commission and, for purposes of my future Form 4 and Form 5 filings, replaces and revokes all other Powers of Attorney previously filed by me.

Sincerely,


/s/ Michelle J. Mathews
Michelle J. Mathews